EXHIBIT 2B



                              STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT (this "Stockholder Agreement") is made and entered into as of the 29th day of December, 2000, by and among CORAM, INC., a Delaware corporation (the "Company"), CERBERUS PARTNERS, L.P., a New York limited partnership ("Cerberus"), FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and GOLDMAN SACHS & CO., a New York corporation ("Goldman"). Cerberus, Foothill, and Goldman and each holder of the Company's stock which becomes a party to this Agreement after the date hereof are individually referred to herein as a "Stockholder," and collectively as the "Stockholders."

                               W I T N E S S E T H

         WHEREAS, pursuant to that certain Exchange Agreement (herein so defined), of even date herewith, by and among the Company and the Stockholders,
(a) Cerberus has acquired 416.51 shares of the Company's Preferred Stock (as hereinafter defined), (b) Foothill has acquired 169.71 shares of the Company's Preferred Stock, and (c) Goldman has acquired 318.78 shares of the Company's Preferred Stock;

         WHEREAS, the Company's Preferred Stock held by Cerberus, Foothill, and Goldman constitute all of the shares of the Preferred Stock outstanding of the Company on the date hereof; and

         WHEREAS, the parties hereto wish to state herein their mutual understandings, agreements and obligations and to impose certain restrictions on the rights and benefits with respect to the voting and disposition of the Shares (as hereinafter defined) now or hereafter owned by the Stockholders.

         NOW, THEREFORE, for and in consideration of the foregoing, the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.   DEFINITIONS.

         The following capitalized terms are used in this Agreement with the meanings thereafter ascribed:

         "Affiliate" of a Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such other Person. For purposes of the foregoing definition: (a) with respect to any Person which is not an individual, "control" shall mean the direct or indirect power to direct or cause the direction of the management of a Person, by ownership of equity securities, by contract or otherwise, and shall be deemed to exist with respect to any entity as to which the Person in question owns or is the beneficiary of, directly or indirectly, fifty percent (50%) or more of the outstanding voting rights or equity interests; and (b) with respect to any Person who is an individual, the term "Person" shall include, in addition to such individual, such individual's ancestors and descendants (including by adoption), spouse, spouse's ancestors and descendants, and any other individual as to whom there exists a family

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relationship  with the first  individual  which is close  enough to  indicate  a commonality of interest between such individual and the first individual.

         "Agreement" means this Stockholder Agreement, together with any addenda and amendments made in the manner described in this Agreement.

         "Certificate of Designation" means the Certificate of Designation of the Company filed with the Secretary of State of the state of Delaware on December 29, 2000.

         "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "Common Stock" means the $1.00 par value per share common stock of the Company.

         "Disposition" means any transfer of all or any part of the rights and incidents of ownership of the Shares, including the right to vote, and the right to possession of the Shares as collateral for indebtedness, whether such transfer is outright or conditional, inter vivos or testamentary, voluntary or involuntary, or for or without consideration.

         "Designated Health Services" shall have the meaning set forth under Stark II.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Impermissible Investor" means any Person who is not a Permissible Investor.

         "Non-Referral Agreement" means a written agreement in form and substance acceptable to the Company, and executed and delivered by an Impermissible Investor, pursuant to which such Impermissible Investor agrees that it will not make any referral (as defined under Stark II) of patients to the Company for Designated Health Services during such period of time as the Impermissible Investor is a Stockholder or Stockholder Owner hereunder.

         "Permitted Disposition" means a Disposition effected by a Stockholder to a Permissible Investor as to which the transferor shall have obtained and delivered to the Company (a) the written agreement of the proposed transferee, in form and substance reasonably satisfactory to the Company, that the proposed transferee will be bound by, and that the Shares proposed to be transferred to the proposed transferee will be subject to, this Agreement, and (b) (unless waived by the Company in its discretion) an opinion of counsel, reasonably satisfactory to the Company, (i) that such transfer of interest does not require registration under the Securities Act or any applicable state securities laws and (ii) that such proposed transferee is a Permissible Investor. Such written agreement and opinion of counsel shall be attached as an addendum to this Agreement and thereby incorporated as a part of this Agreement, whereupon the proposed transferee shall have adopted this Agreement, and thereafter shall be a party hereto, and the term "Stockholders" as used herein shall thereafter mean and include such transferee.

         "Permissible Investor" means any Person other than (a) a physician who is in a position to make any referrals (as defined under Stark II) of patients to the Company for Designated Health Services for which payment may be made under Title XVIII of the Social Security Act


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(42 U.S.C.  ss.1395 et seq.) or under Title XIX of the Social  Security  Act (42
U.S.C. ss.1396 et seq.) (a "Referring Physician"), (b) a member of a Referring Physician's immediate family (as defined under Stark II) (a "Referring Physician Family Member"), or (c) a Person in which a Referring Physician or a Referring Physician Family Member, directly or indirectly, owns or holds any ownership or equity interest (as a shareholder, partner, member, or otherwise); provided, however, that a Person who would be deemed a Referring Physician under clause
(a) above shall not be deemed a Referring Physician and shall be a Permissible Investor if such Person enters into a Non-Referral Agreement with the Company and does not at any time breach such Non-Referral Agreement.

         "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, government, or other legal entity of any nature whatsoever.

         "Preferred Stock" means the $0.001 par value per share preferred stock of the Company.

         "Qualified Publicly Traded Company" means any legal entity whatsoever the ownership of which by a Referring Physician or a Referring Physician Family Member would not violate Stark II by virtue of the fact that such ownership would fall within the exception under Stark II for the ownership of publicly traded securities and mutual funds.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Shares" means and includes as to each Stockholder, all shares of the equity securities of the Company, including without limitation the Common Stock and the Preferred Stock, now or in the future owned of record or beneficially by such Stockholder (including without limitation, all Common Stock, Preferred Stock or other equity securities of the Company hereafter acquired pursuant to the exercise of any option, warrant, or other right granted by the Company to such Stockholder).

         "Share Value" shall have the meaning ascribed to it in Section 3.3(d) below.

         "Stark II" means the Medicare and Medicaid physician self-referral statutory provisions at 42 U.S.C. ss.ss.1395nn and 1396b(s), as amended, together with all rules and regulations promulgated thereunder, as the same may be amended from time to time.

         "Stockholder Owner" means any Person who, directly or indirectly, owns or holds any ownership or equity interest (as a shareholder, partner, member, or otherwise) in a Stockholder.

         "Term Sheet" means that Term Sheet agreed to by the Company and the Stockholders dated December 28, 2000, as approved by the United States Bankruptcy Court for the District of Delaware.

2.   STOCKHOLDER REPRESENTATIONS AND WARRANTIES.

         2.1. Qualification as Permissible Investor. Each Stockholder hereby represents and warrants that (a) it and each of its Stockholder Owners qualifies as a Permissible Investor



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

hereunder or (b) it is a Permissible Investor and it has duly promulgated to its Stockholder Owners the notice attached hereto as Exhibit A.

         2.2. Accredited Investor. Each Stockholder hereby represents and warrants that (a) it satisfies the definition of "accredited investor" as set forth in Rule 501(a) of Regulation D under the Securities Act and/or is a "sophisticated investor"; and (b) it has acquired the Shares for its own investment account and not (i) with a view to the resale or distribution of all or any part thereof or (ii) on behalf of another Person who has not made the foregoing representation.

3.   SHARE CONTROL.

         3.1. Restrictions Upon Transfer of Shares. Notwithstanding any provision of this Agreement to the contrary and except as otherwise permitted in this Agreement, during the Term (a) neither the Company nor any Stockholder shall make any Disposition of its Shares, except for a Permitted Disposition, and (b) each Stockholder shall at all times during its ownership of any Shares maintain its status as a Permissible Investor.

         3.2. Restriction on Ownership of Stockholder. Except as otherwise provided in this Section 3.2, during the Term all Stockholders shall at all times ensure that all of their respective Stockholder Owners are Permissible Investors; provided, however, that a Person who would otherwise be an Impermissible Investor hereunder shall not be prohibited from directly or indirectly owning or holding an ownership or equity interest (as a shareholder, partner, member, or otherwise) in a Stockholder Owner which is Qualified Publicly Traded Company. Notwithstanding the foregoing, if any Stockholder or any of its Affiliates desires to enter into a transaction pursuant to which an Impermissible Investor would become a Stockholder Owner with respect to such Stockholder in a manner which is prohibited under the immediately preceding sentence, such Stockholder shall first either (a) have such Person enter into a Non-Referral Agreement with the Company or (b) submit to the Company's Board of Directors a written opinion of legal counsel describing the proposed transaction in detail and setting forth a legal opinion to the effect that the proposed transaction would not result in a violation of Stark II. In the event a written opinion of counsel is submitted as provided in part (b) of the preceding sentence, and the Company's Board of Directors agrees, in its discretion, that the proposed transaction would not result in a violation of Stark II (which such agreement by the Company's Board of Directors shall include the approval of at least one (1) of each of the Cerberus Directors, the Foothill Directors, and the Goldman Directors), such Stockholder or its Affiliate, as the case may be, may consummate the proposed transaction but only in the manner described in the applicable opinion of counsel approved by the Company's Board of Directors.

         3.3. Company Option to Purchase Shares.

              (A) In the event any Shares are at any time legally or beneficially owned by any Impermissible Investor, the Company shall at all times thereafter have the option to (i) require that the Impermissible Investor immediately enter into a Non-Referral Agreement with the Company or (ii) if the Impermissible Investor fails to immediately enter into such a Non-Referral Agreement of if the Company otherwise elects in its discretion, purchase such Shares in accordance with this Section 3.3. Such option shall be exercised by the Company providing written notice (the "Election Notice") to the Impermissible Investor. In the event the Company


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elects to purchase the Shares,  the exercise of such purchase option shall be at a price equal to the Share Value and shall be payable as set forth in Section 3.3(d) below.

              (B) In the event a Stockholder Owner is at any time an Impermissible Investor, the Company shall at all times thereafter have the option to (i) require such Stockholder Owner to immediately enter into a Non-Referral Agreement with the Company or (ii) if such Stockholder Owner fails to immediately enter into such a Non-Referral Agreement, or if the Company otherwise elects in its discretion, purchase all Shares owned by the Stockholder in question in accordance with this Section 3.3. Such option shall be exercised by the Company providing an Election Notice (x) to the Impermissible Investor in the event of the exercise of the option set forth in clause (i) of the preceding sentence or (y) to the Stockholder in question in the event of the exercise of the option set forth in clause (ii) of the preceding sentence. In the event the Company elects to purchase the Shares, the exercise of such purchase option shall be at a price equal to the Share Value and shall be payable as set forth in Section 3.3(d) below.

              (C) The total purchase price for Shares purchased under Sections 3.3(a) and (b) above (the "Purchase Price") shall be paid in cash or by certified check, except that at the option of the Company, and to the extent permissible under Stark II, up to ninety percent (90%) of the total Purchase Price may be paid by the unsecured promissory note of the Company (the "Note"), with principal payable in equal annual installments over a period of not more than three (3) years, and with simple interest at the lowest rate which would result in there being no unstated interest for purposes of Section 483 of the Internal Revenue Code of 1986, payable upon each anniversary of the Note. The Company shall have the right to repay the principal and accrued interest outstanding under the Note without penalty at any time and from time to time.

              (D) The "Share Value" at any time shall be the fair market value price per Share at such time as determined by the Board. The Board shall agree on a value according to such criteria as it deems relevant, which may include any valuation of Shares made in connection with any investment in the Company, the restricted nature of the Shares, book value, earnings and earnings prospects of the Company and a comparison to other companies in the same industry as the Company. If the Board of Directors is unable to approve any determination of the Share Value, then the Share Value shall be the fair market value of a Share as determined by an independent appraiser selected and approved by the Board of Directors.

              (E) The  closing  of any  purchase  and sale of Shares  under this
Section 3.3 shall be held not more than one hundred twenty (120) days after the Company's issuance of an Election Notice with respect to a purchase of Shares and shall take place at the principal office of the Company (or such other location as may be agreed to by all parties involved). At the closing, the Person selling Shares shall deliver the certificates for the Shares being sold, duly endorsed for transfer and free and clear of any lien, claim, charge, pledge, security interest, or encumbrance whatsoever.

4.   GOVERNANCE PROVISIONS.

         4.1. Voting Rights. The holders of the shares of Preferred Stock hereby acknowledge and agree that the voting rights set forth in Section 5 of the Certificate of Designation shall not be effective (and shall not be exercised by the holders of the shares of Preferred Stock) prior to


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

the effective date of a Chapter 11 plan of reorganization with respect to the Company. Prior to such date, the holders of the shares of Preferred Stock shall have the following voting rights in lieu of the voting rights set forth in
Section 5 of the Certificate of Designation:

         (a) The holders of shares of Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Company; provided, however, that if the holders of shares of Preferred Stock do not elect any directors to the Board of Directors, such holders will have the right to appoint an observer to the Board of Directors.

         (b) Any vacancy occurring in the office of director elected by the holders of Preferred Stock or any additional director to be elected pursuant to
Section 4.1(a) or 4.1(b) above may be filled by the remaining director(s) elected by the holders of Preferred Stock unless and until such vacancy shall be filled by the holders of the shares of Preferred Stock. The term of office of the directors elected by the holders of the shares of Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders held for the purpose of electing directors.

         (c) The directors elected by the holders of the shares of Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote of the holders of at least a majority of the outstanding shares of Preferred Stock.

         (d) From and after the effective date of a Chapter 11 plan or reorganization with respect to the Company, the foregoing rights of the holders of the shares of Preferred Stock to elect directors of the Company in accordance with this Section 4.1 shall no longer be effective (and shall not be exercised by the holders of the shares of Preferred Stock) and shall be replaced with the rights of the holders of shares of Preferred Stock to elect directors of the Company in accordance with Sections 5 of the Certificate of Designation.

5.   COMPANY COVENANTS

         5.1. Further Assurances. The Company agrees to negotiate, execute and deliver such amendments, supplements or other modifications of this Stockholder Agreement as shall be deemed by the Stockholders to be necessary, desirable or advisable to reflect the terms set forth in the Term Sheet.

6.   STOCKHOLDERS' COVENANTS

         6.1. Further Assurances. Each Stockholder agrees to negotiate, execute and deliver such amendments, supplements or other modifications of this Stockholder Agreement as shall be deemed by the Company to be necessary, desirable or advisable to reflect the terms set forth in the Term Sheet.

7.   INDEMNIFICATION

         7.1. Indemnification by Stockholders. Each Stockholder (the "Stockholder Indemnitor") hereby agrees to defend, indemnify, and hold the Company and all other Stockholders, and their respective officers, directors, agents, representatives, Affiliates, successors and assigns (collectively, the "Indemnitees"), harmless from and against any claim, liability, obligation,

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expense,  loss,  or other  damage  (including,  without  limitation,  reasonable attorneys' fees and expenses) (collectively, "Claims") asserted against, imposed upon, or incurred by any of them in respect of:

              (A) Any and all Claims resulting from any misrepresentation or breach of warranty or violation of any covenant made by such Stockholder Indemnitor hereunder, or in any certificate or agreement furnished or to be furnished by the Stockholder Indemnitor or any Stockholder Owner or Affiliate with respect to such Stockholder Indemnitor hereunder (including, without limitation, any Non-Referral Agreement). It is hereby expressly understood and agreed that for the purposes of the foregoing indemnification, the term Claim shall include the full amount of the Purchase Price paid by the Company, and all other costs and expenses whatsoever which the Company incurs, in connection with the Company's purchase of any Shares pursuant to Section 3.3 above;

              (B) Any and all Claims arising from or in connection with any act, omission, or status of the Stockholder Indemnitor creating liability for violations of Stark II; and

              (C) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses incident to any item to which the foregoing indemnity relates.

         7.2. Claims Process. As soon as is reasonably practicable after any party entitled to indemnification pursuant to Section 6.1 above (the "Indemnified Party") becomes aware of any Claim that it has and which is covered under Section 6.1 above, such Indemnified Party shall notify the party obligated to provide indemnification under such sections (the "Indemnifying Party") in writing, which notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Claim. The failure of any Indemnified Party to promptly give any Indemnifying Party such notice shall not preclude such Indemnified Party from obtaining indemnification under Section 6.1 above, except to the extent that such Indemnified Party's failure has prejudiced the Indemnifying Party's rights or increased its liabilities and obligations hereunder. In the event of a third party Claim which is subject to indemnification under Section 6.1 above, the Indemnifying Party shall promptly defend such Claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such Claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the Claim. If the Indemnifying Party within a reasonable time after notice of a Claim fails to defend the Indemnified Party, or if the Indemnifying Party is, or at any time during the Term of this Agreement was, an Impermissible Investor, the Indemnified Party shall be entitled to undertake the defense, compromise, or settlement of such Claim at the expense of and for the account and risk of the Indemnifying Party.

8.   GENERAL PROVISIONS.

         8.1. Term. The term of this Agreement ("Term") shall commence upon the date hereof and shall terminate on the first to occur of (a) a single Person or a Person and its Affiliates

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becoming the holder of all Shares, (b) the effective date of a written agreement signed by all Stockholders providing for the termination of this Agreement, (c) a Sale of the Company, (d) the voluntary dissolution of the Company, or (e) the date upon which the Company is a Qualified Publicly Traded Company.

         8.2. Legend. During the Term, each certificate representing the Shares shall bear the following legend, or a similar legend reasonably deemed by the Company to constitute an appropriate notice of the provisions hereof and the applicable securities laws (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

         On the face of the certificate:

         TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.

         On the reverse:

         THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN STOCKHOLDER AGREEMENT (THE "AGREEMENT") BY AND AMONG CORAM, INC. (THE "COMPANY") AND CERTAIN STOCKHOLDERS THEREOF, DATED DECEMBER 29, 2000, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE INSPECTED DURING NORMAL BUSINESS HOURS. NO
TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID AGREEMENT. IN ADDITION, THE COMPANY IS ENTITLED UNDER THE AGREEMENT TO ACQUIRE THE SHARES OF THE COMPANY'S STOCK OWNED BY A STOCKHOLDER, OR HELD BY A TRANSFEREE OF SUCH SHARES, IN THE EVENT OF CERTAIN VIOLATIONS OF THE AGREEMENT. BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, TRANSFEREE, OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SAID AGREEMENT.

         THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES ONLY AND NOT FOR RESALE, TRANSFER OR
DISTRIBUTION, HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH LAWS, OR IN TRANSACTIONS OTHERWISE IN COMPLIANCE WITH OR EXEMPT FROM SUCH LAWS, AND UPON EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY OF COMPLIANCE WITH OR EXEMPTION FROM SUCH LAWS, AS TO WHICH THE COMPANY MAY RELY UPON AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.


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              Each  Stockholder   shall  promptly   surrender  the  certificates
representing its Shares to the Company so that the Company may affix the foregoing legends thereto. A copy of this Agreement shall be kept on file in the principal office of the Company. Upon termination of all applicable restrictions set forth herein and upon tender to the Company of the appropriate stock certificates, the Company shall reissue to the holder of such stock certificates new stock certificates which shall contain only the second paragraph of the restrictive legend set forth above. This legend may be modified from time to time by the Board of Directors of the Company to conform to applicable law or to this Agreement.

         8.3. Specific Enforcement. The Stockholders expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Stockholder, any other Stockholder shall, in addition to all other remedies available with respect to such breach, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

         8.4. Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be effective when delivered in person or by "confirmed" facsimile transmission or one day after deposit with a nationally recognized overnight delivery carrier properly addressed and deposited prior to the applicable deadline for receipt of overnight packages, or five days after deposit in the U.S. Mail, certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows (or at such other address for the parties as shall be specified by like notice):

         if to the Company:             Coram, Inc.
                                        1125 Seventeenth Street
                                        Suite 2100
                                        Denver, CO  80202
                                        Attention: Scott Larson
                                        Facsimile: 303-298-0047
                                        Phone: 303-672-8668

         with a copy (which shall
         not constitute notice) to:     Reed Smith LLP
                                        1301 K Street, N.W.
                                        Suite 1100 - East Tower
                                        Washington, DC  20005-3317
                                        Attention: Eugene Tillman, Esquire
                                        Facsimile: 202-414-9299
                                        Phone: 202-414-9244

         If to Stockholders:
                                        Cerberus Partners, L.P.
                                        450 Park Ave.
                                        28th Floor
                                        New York, NY  10022

                                        Attn:  Steven Feinberg
                                        Telecopy Number:  (212) 421-2947

                                        Goldman, Sachs & Co.
                                        85 Broad Street, 6th Floor
                                        New York, NY   10004
                                        Attn:  Ed Mule
                                        Telecopy Number:  (212) 902-0922

                                        Foothill Capital Corporation
                                        11111 Santa Monica Blvd.
                                        Suite 1500
                                        Los Angeles, CA  90025
                                        Attn:  Ed Stearns
                                        Telecopy Number:  (310) 453-7470

                                        With a copy to:

                                        Weil, Gotshal & Manges LLP
                                        767 Fifth Avenue
                                        New York, New York  10153
                                        Attn:  Alan. Miller, Esq.
                                        Telecopy Number:  (212) 310-8007

         8.5. Assignment. Except as specifically provided herein, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties.

         8.6. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, irrespective of the choice of law provisions thereof.

         8.7. Amendment. Except as otherwise provided herein, this Agreement may be amended, supplemented, or interpreted at any time, but only by a written instrument executed by the Company and by Stockholders holding a majority of the Shares, so long as such Stockholders also include Cerberus, Foothill, and Goldman.

         8.8. Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.9. Entire Agreement. This Agreement, together with the other documents delivered pursuant hereto or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement, or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

         8.10. Effect of Other Laws and Agreements. The rights and obligations of the parties under this Agreement shall be subject to any restrictions on the purchase of stock which may be imposed by the General Corporation Law of the State of Delaware or any agreement now or hereafter entered into between the Company and any financial institution with respect to loans or other financial accommodations made to the Company. Nothing contained herein shall be deemed to limit the obligations and duties imposed upon officers and directors in accordance with state and federal laws.

         8.11. Further Assurance. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         8.12. Captions and Section Headings. Except as used in Section 1, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         8.13. Waiver. Any waiver by any party hereto of any of his or its rights hereunder shall be without prejudice of his or its future assertion of any such rights, and any delay in exercising any rights shall not operate as a waiver thereof.

         8.14. Severability of Provisions. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

         8.15. Specific Performance. In any action or proceeding to specifically enforce the provisions of this Agreement, any Person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and such Person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The provisions of this paragraph shall not prevent any party from seeking a remedy at law in connection with any breach of this Agreement.

         8.16. Stockholder Obligations. The obligations of the Stockholders hereunder are several and not joint.

         8.17. Interpretation. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits hereto.

         8.18. Material Change In Law. In the event that, after the date of this Agreement, there is a material change in law which results in this Agreement or the parties' performance of their obligations hereunder being in violation of applicable law, the parties shall negotiate in good faith with one another to amend this Agreement so as to eliminate such violation, provided, that such amendment shall conform as closely as possible to the original terms of this Agreement. If the parties are unable to agree upon either: (a) whether there has been a material change in law which results in this Agreement or the parties' performance of their obligations hereunder being in violation of applicable law; or (b) the terms or form of such amendment, then either party may submit the matter to binding arbitration before a single arbitrator in Denver, Colorado in accordance with the rules and regulations of the American Arbitration Association then in effect, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction. If the arbitrator determines that it is more likely than not that a material change in law after the date of this Agreement has resulted in this Agreement or the parties' performance of their obligations hereunder is in violation of applicable law, such arbitrator shall either: (a) draft and require the parties to enter into an amendment to this Agreement which eliminates the violation of law and conforms as closely as possible to the original terms of this Agreement; or (b) if the arbitrator determines that no such amendment is feasible, order the termination of this Agreement. Until any such matter is resolved through mutual agreement or binding arbitration, each party shall continue to observe all other terms of this Agreement. This Section 7.18 shall not be construed to require that the parties arbitrate any matter under this Agreement other than as expressly described in this Section 7.18.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written. CORAM, INC.


CORAM, INC.


By:
   -------------------------------------
Its:
    ------------------------------------


CERBERUS PARTNERS, L.P.


By:
  --------------------------------------
Its: General Partner

By:
   -------------------------------------
Its:
    ------------------------------------


FOOTHILL CAPITAL CORPORATION


By:
   -------------------------------------
Its:
    ------------------------------------


GOLDMAN SACHS & CO.


By:
   -------------------------------------
Its:
    ------------------------------------

                                    EXHIBIT A


Based on a recent transaction converting pre-existing debt to preferred stock, [name of partnership] (the "Partnership") holds an equity interest in Coram, Inc. (the "Company"). The Partnership continues to hold debt issued by the Company as well. This Notice addresses certain requirements of federal law which prohibit an individual with a direct or indirect ownership or investment interest in a health care provider from making Medicare or Medicaid referrals to that provider for certain services. The purpose of this Notice is to assure that you are aware of these requirements so that the Company and its investors can maintain compliance with this law.

The federal law, referred to as "Stark II," prohibits physicians from making Medicare and Medicaid referrals to an entity in which they have an ownership or investment interest (subject to certain exceptions not applicable here). See generally 42 U.S.C. ss. 1395nn. These prohibitions apply to physician ownership or investment in the Company because the Company and its subsidiaries provide
(i) parenteral and enteral nutrients, equipment, and supplies, (ii) outpatient prescription drugs, (iii) infusion pumps (durable medical equipment), and (iv) home health services and supplies. These items and services are Designated Health Services which trigger the Stark II prohibitions. Violations of the statute could result in payment denials, refund obligations, and certain penalties against the party making or receiving a prohibited referral.

As noted, Stark II also prohibits referrals by physicians whose "immediate family members" have an ownership or investment interest in a company that provides Designated Health Services. The proposed Stark II regulations define "immediate family member" to include the following:

         [H]usband or wife; natural or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.

63 Fed. Reg. at 1721-22 (1998) (proposed 42 C.F.R.ss.411.351). Thus, a physician who refers patients to the Company for Designated Health Services and who has an immediate family member who has an ownership or investment interest in the Company would be making an improper referral under Stark II, absent exceptions which are not applicable here.

Stark II potentially applies to your indirect interest in the Company in two ways.

First, if you are a physician who is in a position to make Medicare or Medicaid referrals of Designated Health Services to the Company, such referrals would be prohibited. If you are in a position to make such referrals and wish to continue as an investor in the Partnership, you will need to enter into an agreement that you will not make Medicare or Medicaid referrals of Designated Health Services to the Company.

Second, if you have an immediate family member who is a physician who is in a position to make Medicare or Medicaid referrals of Designated Health Services to the Company, such referrals would also be prohibited. If you have an immediate family member who is in a position to make such referrals and you wish to continue as an investor in the Partnership, you need to promptly advise the family member that it would be improper for him/her to make Medicare or Medicaid referrals of Designated Health Services to the Company.

If you have an questions regarding Stark II or the issues addressed in this Notice, please contact [name, title, phone number].




                                     - 2 -